TRANSLATED FROM FRENCH
                                           FOR INFORMATION ONLY


AMENDMENT OF FEBRUARY 18, 1995 TO THE SHARE PURCHASE AGREEMENT OF JANUARY
22, 1995



BETWEEN



(1) FINANCIERE DE L'EUROPE OCCIDENTALE, a Luxembourg corporation whose registered office is at 15 boulevard Roosevelt, L 2000 Luxembourg, registered at the Commercial Registry, Section B n* 25124, represented by Mr. Robert Simon, duly authorized (the Vendor), and

(2) CONAIR CORPORATION, a Delaware corporation whose headquarters are at 150 Milford Road, East Windsor, New Jersey, United States, represented by Mr. Leandro P. Rizzuto, Chairman and President, duly authorized (the Purchaser).



WHEREAS

(A) Cristal Gesellschaft f<u">r Beteiligungen is a Swiss SOCI<e'>T<e'> ANONYME with a capital of CHF 50,000, whose registered office is at Steinengraben, 22, B<a^>le (c/o Experta Treuhand AG), registered at the Commercial Registry of B<a^>le (Cristal).

(B) The Vendor and the Purchaser executed on January 22, 1995 a share purchase agreement (the Share Purchase Agreement) relating to 50 shares of Cristal.

(C) The Vendor and the Purchaser have agreed to rectify certain terms of the Share Purchase Agreement, the other terms of the said agreement remaining unchanged.

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                                                           Page 2

IT IS THEREFORE AGREED AS FOLLOWS:


DEFINITIONS

At article 1.1, on page 3, it should read:

"CRISTAL CLAIM means any claim against the Vendor under the Cristal Warranties, pursuant to article 9A;"

instead of:   "CRISTAL  CLAIM  means  any claim against Cristal under the
Warranties, pursuant to article 9A."


ARTICLE 2.2

At article 2.2, on page 3, it should read:

"Subject to the price adjustment under article 3 below, the total Purchase Price payable by the Purchaser to the Vendor for the Cristal Shares shall be the sum of FRF 123,845,200. It is stipulated that the Purchase Price shall be reduced by the counter-value in French francs of an amount of CHF 5,227,000, as calculated by reference to the rate of
4.1180 French francs per 1 Swiss franc."

instead of: "Subject to the price adjustment under article 3 below, the total Purchase Price payable by the Purchaser to the Vendor for the Cristal Shares shall be the sum of FRF 123,845,200. It is stipulated that the Purchase Price shall be reduced by the counter-value in French francs of an amount of CHF 5,227,000 on the working day prior to the Completion Date, as calculated by reference to the rate indicated in the FINANCIAL TIMES of that day."


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                                                           Page 3

ARTICLE 4.3(A)

At article 4.3(a), on page 5, it should read:

"deliver to the Vendor a banker's draft made payable to the Vendor in an amount of FRF 98,825,960, reduced by the counter-value in French francs of an amount of CHF 5,227,000 on the business day prior to the Completion Date, as calculated by reference to the rate of 4.1180 French francs per 1 Swiss franc;"

instead of: "deliver to the Vendor a banker's draft made payable to the Vendor in an amount of FRF 98,825,960, reduced by the counter-value in French francs of an amount of CHF 5,227,000 on the working day prior to the Completion Date;"


ARTICLE 6.2


At article 6.2, on page 6, it should read:

"On the Completion Date, the Purchaser shall pay to the Vendor an amount of CHF 212,800 to enable the Vendor to reimburse to Blitog an amount of CHF 212,800 in full and final settlement of all advances that Blitog granted to the Vendor;"

instead of: "On the Completion Date, the Vendor shall reimburse to Blitog an amount of CHF 212,800 in full and final settlement of all advances that Blitog granted to the Vendor;"


ARTICLE 2.2 B(VIII) OF SCHEDULE C1


At article 2.2 b(viii) of Schedule C1, on page 34, it should read:

"...except for a loan of CHF 212,800 granted by Blitog to the Vendor;"

instead of: "except for a loan of FRF 212,800 owed by Blitog to the Vendor;"

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                                                           Page 4

Done in Paris in 2 originals


On February 18, 1995



____________________                         __________________
FINANCIERE DE                                CONAIR CORPORATION
L'EUROPE OCCIDENTALE





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